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                                                                    EXHIBIT 4.22

                               Charles W. Johnson
                              385 Bent Creek Trail
                       Kernersville, North Carolina 27284

August 22, 2000

Sleepmaster Holdings, L.L.C.
2001 Lower Road
Linden, NJ 07030

Dear Gentlemen:

Reference is made to the Preferred Unit Replacement ISO Option Agreement dated as of June 30, 2000 by and between Sleepmaster Holding, L.L.C. and me (the "Preferred Agreement"), and the Common Unit Replacement ISO Option Agreement, dated as of June 30, 2000, by and between Sleepmaster Holdings L.L.C. (the "Company") and me (the "Common Agreement" and together with the Preferred Agreement, the "Option Agreements").

Pursuant to paragraph 2(d) of each of the Option Agreements, you are hereby notified of my election to exercise my option to purchase 479.74 Preferred Units pursuant to the Preferred Agreement and 95.84 Common Units pursuant to the Common Agreement (the Preferred Units and Common Units together, the "Option Units").

In connection with my election to exercise my option to purchase the Preferred Units (as defined in the Preferred Agreement), payment is being made by a bank check in the amount of $193,030.59 (the exercise price of $402.365 times the number of Option Units to be acquired).

In connection with my election to exercise my option to purchase the Class C Common Units (as defined in the Common Agreement), payment shall be made by a bank check in the amount of $6,146.60 (the exercise price of $64,134 times the number of Option Units to be acquired).

In connection with the acquisition of the Option Units, I represent and warrant to the Company that:

      1. The Option Units to be acquired by me pursuant to this Agreement will be acquired for my own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Option Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

      2. No commission, fee or other remuneration is to be paid or given, directly or indirectly, to any Person for soliciting me to purchase the Option Units.

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      3.    I am an executive officer of a subsidiary of the Company, am sophisticated in financial matters and am able to evaluate the risks and benefits of the investment in the Option Units and have determined that such investment in the Option Units is suitable for me, based upon my financial situation and needs, as my other securities holdings.

      4. I qualify as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

      5. I am able to bear the economic risk of my investment in the Option Units for an indefinite period of time and I understand that the Option Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

      6. I have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Option Units and have had full access to such other information concerning the Company as I have requested. I have reviewed, or have had an opportunity to review, the following documents:

            A.    the organization documents of the Company;

            B. the loan agreements, notes and related documents with the lenders of the Company, Sleepmaster, L.L.C., and their respective subsidiaries (the "Company Group"); and

            C. all of the materials provided by the Company to any Person providing financing to the Company, including, but not limited to, the Company's pro forma balance sheet, as well as financial projections, estimates, forecasts, budgets, summaries, reports and other related documents.

      7. The Agreement constitutes the legal, valid and binding obligation of me, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by me does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which I am a party or any judgment, order or decree to which I am subject.

As an inducement to the Company to issue the Option Units to me, and as a condition thereto, I acknowledge and agree: that neither the issuance of the Option Units to me nor any provision contained herein shall entitle me to remain in the employment of the Company Group or affect the right of the Company Group to terminate my employment at any time for any reason.

Sincerely,
/s/ Charles W. Johnson
Charles W. Johnson


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